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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF STEWART MCKELVEY STIRLING SCALES]

File Reference: NS28464-15

May   , 2001

NETRAIL, INC.

Dear Sirs/Mesdames:

    RE: 360NETWORKS INC. (THE "COMPANY")--AGREEMENT AND PLAN OF MERGER AMONG THE COMPANY, 360NETWORKS SUB, INC. AND NETRAIL, INC.

    We have acted as Nova Scotia counsel for the Company in connection with its continuance under the laws of the Province of Nova Scotia and with respect to certain matters in connection with an arrangement among the Company, 360networks sub, inc. ("MERGER SUB") and NetRail, Inc. ("NETRAIL") whereby Merger Sub shall be merged with and into NetRail and NetRail shall acquire certain Subordinate Voting Shares in the capital stock of the Company (the "SUBORDINATE VOTING SHARES") pursuant to the Agreement and Plan of Merger dated as of February 16, 2001 (the "AGREEMENT") among the Company, Merger Sub and NetRail.

    In connection with this opinion, we have examined copies of the following documents:

    1.  the Agreement;

    2. the Stockholders' Voting Agreement between the Company and certain stockholders dated February 16, 2001; and

    3. the Confidentiality Agreement among the Company, Merger Sub and NetRail dated February 16, 2001.

    The documents listed above in paragraphs 1 to 3 inclusive are sometimes collectively referred to in this opinion as the "TRANSACTION DOCUMENTS".

    We have further (i) examined the minute books of the Company (ii) examined such statutes and other documents and considered such questions of law as we have deemed necessary; (iii) made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below. In particular we have reviewed and relied upon:

    1. a certified copy of a resolution of the board of directors of the Company approving certain documents and the transactions contemplated thereby; and

    2. a certificate of an officer of the Company dated the date hereof (a copy of which is attached) as to certain matters of fact (the "OFFICER'S CERTIFICATE"); and

    3. a certificate of status for the Company under the CORPORATIONS REGISTRATION ACT (Nova Scotia) and COMPANIES ACT (Nova Scotia) dated
       May   , 2001.

    Capitalized terms used herein and not otherwise defined shall have the respective meanings given them in the Transaction Documents.

    The opinions expressed herein are based upon and limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein as of the date hereof.
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    For the purpose of the opinions expressed herein, we have assumed:

    (a) the genuineness of all signatures (whether on originals or copies of documents), the legal capacity of all individuals, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or facsimile copies thereof;

    (b) the accuracy and currency of the indices and filing systems maintained at all public offices where we made or conducted searches or inquiries or have caused searches or inquiries to be made or conducted, and the accuracy and completeness of all public records and any certificates issued pursuant thereto; and

    (c) the accuracy and completeness of the Officer's Certificate as to the matters of fact set out therein.

    Based on and relying on the foregoing, we are of the opinion that:

        1. The Company is a company duly continued and validly existing under the laws of the Province of Nova Scotia.

        2. The Company is in good standing as to the payment of annual fees and the filing of annual returns, under the laws of the Province of Nova Scotia.

        3. The Company has the corporate power and capacity to: (i) enter into each of the Transaction Documents; (ii) carry out its obligations under each of the Transaction Documents; and (iii) own and lease its property and assets and carry on its business as described in the Officer's Certificate.

        4. The execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company.

        5. Each of the Transaction Documents has been duly authorized, executed and delivered by the Company.

        6. The execution and delivery by the Company of the Transaction Documents, the consummation of the transactions contemplated in the Transaction Documents and the rights, restrictions, conditions and limitation attached to the Subordinate Voting Shares will not conflict with or result in a breach or violation of the provisions of the Memorandum of Association or Articles of Association of the Company or any laws of the Province of Nova Scotia or the federal laws of Canada applicable therein.

        7. The authorized capital of the Company consists of 500,000,000,000 Subordinate Voting Shares, 500,000,000,000 Multiple Voting Shares and 500,000,000,000 Preferred Shares issuable in series.

        8. The Subordinate Voting Shares being issued at the time of the closing of the transaction contemplated by the Agreement, have been duly authorized, reserved and allotted for issuance (and, in the case of shares not being issued on the closing taking place on the date hereof, conditionally allotted for issuance) and all corporate action and all notices and filings, if any, necessary under the COMPANIES ACT (Nova Scotia) in respect thereof have been taken, made or given, as the case may be and such Subordinate Voting Shares, when issued, sold and delivered pursuant to the Agreement, and the name NetRail has been placed upon the shareholders register of the Company as the holder thereof, shall be validly issued, fully paid and non-assessable shares in the capital stock of the Company.

        9. No filing, license, consent, permission, approval, authorization, or order of any court or governmental agency or body in Nova Scotia is required to be obtained by the Company under the laws of the Province of Nova Scotia or the federal laws of Canada applicable therein, in connection with the execution, delivery and performance of the Transaction Documents by the Company.
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    This letter is addressed to you and is solely for your benefit and the benefit of your shareholders as of the date hereof, in connection with the transactions as set out herein and may not be relied upon by any other person or for any other purpose unless otherwise agreed by us.

Yours truly,

STEWART MCKELVEY STIRLING SCALES
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                                360NETWORKS INC.

                             OFFICER'S CERTIFICATE

TO:       STEWART MCKELVEY STIRLING SCALES

         RE:       AGREEMENT AND PLAN OF MERGER AMONG 360NETWORKS INC.
          360NETWORKS SUB INC., AND NETRAIL INC.

DATED: MAY   , 2001

    The undersigned, Catherine McEachern, the Secretary of 360NETWORKS INC., a company continued under the laws of the Province of Nova Scotia ("COMPANY"), does hereby certify on behalf of the Company (and not in her personal capacity) that she is the duly elected, qualified and serving Secretary of the Company. Reference is made to an arrangement among the Company, 360networks sub, inc. ("MERGER SUB") and NetRail, Inc. ("NETRAIL") whereby Merger Sub shall be merged with and into NetRail and NetRail shall acquire certain Subordinate Voting Shares in the capital stock of the Company (the "SUBORDINATE VOTING SHARES") pursuant to the Agreement and Plan of Merger dated as of February 16, 2001 (the "AGREEMENT") among the Company, Merger Sub and NetRail. The undersigned further certifies (on behalf of the Company and not in her personal capacity) that:

    1. The Company is an independent, facilities-based provider of fibre optic communications network products and services and holds all assets and properties necessary to carry on such business.

    2. Attached as Schedule A is a true, correct and complete copy of the Memorandum of Association of the Company, as amended, and in effect on the date hereof (the "Memorandum"). The Memorandum has not been further amended and not action has been taken by the Company, or its shareholders, directors or officers to authorize or effect any further amendment or modification to the Memorandum.

    3. Attached as Schedule B is a true, correct and complete copy of the Articles of Association of the Company, as amended, and in full force and effect on the date hereof. The Articles of Association have not been further amended and no action has been taken by the Company or its shareholders, directors or officers to authorize or effect any further amendment or modification to the Articles of Association.

    4. Attached as Schedule C is a correct and complete copy of the resolution passed in writing by the directors of the Company ("RESOLUTION") in connection with certain documents including without limitation; (i) the Agreement, the Stockholders' Voting Agreement, the Confidentiality Agreement ("TRANSACTION DOCUMENTS"); and (ii) the issuance of Subordinate Voting Shares; said Resolution has not been amended rescinded or modified since its adoption and remains in full force and effect, as of the date hereof; said Resolution is the only Resolution adopted by the Board of Directors of the Company or any committee thereof relating to the transactions referred to in this Officer's Certificate. No action has been taken or is required to be taken by the shareholders of the Company in connection with the Transaction Documents or the Subordinate Voting Shares.

    5. The Transaction Documents have each been physically delivered by the Company to each other party thereto or its agent, and that such delivery was not subject to any condition of escrow which has not been satisfied.

    6. The Company has not taken any steps to terminate it existence, to surrender or cancel its Memorandum, to amalgamate, to continue in any other jurisdiction or to change its corporate existence in any way since the date of its continuance under the laws of Nova Scotia. The Company has not received any notice or other communication from any person or
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       governmental authority indicating that there exists any situation which, unless remedied, could result in the termination of the existence of the Company.

    7. The Company is not insolvent nor has any resolution been passed by the Company for its dissolution or wind-up or the surrender of its Certificate of Continuance and to the best of my knowledge, no proceedings have been commenced under any acts for the dissolution or winding-up of the Company.

    8. The Company has not received notice of any proceedings to cancel its Certificate of Continuance or otherwise terminate its existence.

    9. As of the date of this Certificate there are no more than Subordinate Voting Shares in the capital stock of the Company issued and outstanding.

    10. The persons named in Schedule D have been duly elected and qualified and are the only directors and officers of the Company.

    11. Stewart McKelvey Stirling Scales is entitled to rely on this certificate in connection with the opinions that said firm is rendering pursuant to the Transaction Documents.

    DATED as of May   , 2001.

                                          --------------------------------------

                                          Catherine McEachern
                                          Vice-President, General Counsel and
                                          Secretary
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                                   SCHEDULE A

                           MEMORANDUM OF ASSOCIATION
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                                   SCHEDULE B

                            ARTICLES OF ASSOCIATION
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                                   SCHEDULE C

                                   RESOLUTION
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                                   SCHEDULE D

                             DIRECTORS AND OFFICERS